                                                                   Exhibit 10.67

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                      S96-172:MW
                                                               Exclusive License
                                                                        11/11/98

                                LICENSE AGREEMENT

Effective as of November 30, 1998 ("Effective Date"), THE BOARD OF TRUSTEESOF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD"), and Ontogeny, Inc., a Delaware corporation having a principal place of business at 45 Moulton Street, Cambridge, MA 02138 ("LICENSEE"), agree as follows:

1.    BACKGROUND

1.1 STANFORD has an assignment of "Sprouty Family of Proteins" from the laboratory of Dr. Mark Krasnow , as described in Stanford Docket S96-172, ("Invention(s)") and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

1.2 STANFORD has certain technical data and information as herein defined ("Technology") pertaining to Invention(s).

1.3 STANFORD desires to have the Technology and Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.4 LICENSEE desires a license under said Technology, Invention(s), and Licensed Patent(s) to develop, manufacture, use, and sell Licensed Product(s) in the field of use of human and veterinary therapeutics, drug discovery and diagnostics.

1.5 The Technology and Invention(s) were made in the course of research supported by the National Institutes of Health.

2.    DEFINITIONS

2.1 "Licensed Patent(s)" means U.S. Patent Application, Serial Number 965,903, filed 11/7/97, and any divisions, continuations, continuation-in-part applications (CIPs) which CIPs are ' directed to subject matter specifically described in the above mentioned patent application including, but not limited to, the function of sprouty in normal or pathological conditions in mammals and the mechanism by which sprouty functions, including proteins with which it directly interacts, with the understanding that any applications which includes such information shall be filed as a CIP, and any foreign patent application or equivalent corresponding thereto and any Letters patent or equivalent thereof issuing thereon or reissue, reexamination or extension thereof.

2.2 "Technology" means existing technical data and information from Dr. Mark Krasnow's laboratory, provided by STANFORD to LICENSEE in writing and listed in Exhibit A hereto, which data and information pertains to the Invention(s) and is confidential and non-public at the time of first commercial sale of a Licensed Product which incorporates such data and information.

2.3 "Licensed Product(s)" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

            (a) Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s) in the country in which it is made, used or sold. A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

            (b) Is covered by any claim being prosecuted in a pending application of Licensed Patent(s) in the country in which it is made, used or sold unless such claim has been pending in such application or an earlier application of Licensed Patent(s) for greater than five years; or

            (c)   Incorporates any of the Technology or Licensed Materials.

2.4 "Net Sales" means the gross revenue derived by LICENSEE from Licensed Product(s), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by LICENSEE, are included in such gross revenue, and are separately billed:

            (a)   Import, export, excise and sales taxes, and custom duties

            (b)   Costs of installation at the place of use;

            (c) Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

            (d)   Credit for returns, allowances, or trades; and

            (e)   Customary trade, quantity or cash discounts.

Where Licensed Products are not sold separately, but are sold in combination with or as parts of other products, hereinafter such combinations referred to as a "Combination Product" and the Licensed Product and each such other product being referred to as a "Component Product"', the Net Sales price to be used for the purpose of calculating royalties payable in respect of Combination Products must be determined by multiplying the Net Sales price of the Combination Product by the percentage value of the Licensed Product comprising a Component Product contained in the Combination Product, such percentage value being determined by dividing the current market value of the Licensed Product comprising a Component Product by a sum of the separate current market values of each of the Component Products which are contained in the Combination Product. The current market value of each of the Component Products must be for a quantity comparable to that contained in the Combination Product and of the same class, purity and potency. When no current market value is available for a Component Product, a reasonable hypothetical market value for such Component Product based upon the allocation of the same proportions of costs, reasonable overhead and profits (all of which must be determined on the basis of generally accepted accounting principles) as are or should be allocated to similar Component Products and having an ascertainable market value.

2.5 "Licensed Field of Use" means human and veterinary therapeutics, drug discovery and diagnostics.

2.6   "Licensed Territory" means worldwide.

2.7 "Licensed Materials" means any physical embodiment of the Invention produced by Dr. Mark Krasnow's laboratory including the Invention embodiments described in Licensed Patents and included in Exhibit B hereto. STANFORD and LICENSEE will update Exhibit B should additional materials become available and STANFORD agrees to make these materials available under this Agreement.


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

2.8 "Exclusive" means that, subject to Article 4, STANFORD shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

3.    GRANT

3.1 STANFORD hereby grants and LICENSEE hereby accepts a license in the Licensed Field of Use to make, use, and sell Licensed Product(s), to use Technology and to use Licensed Materials in the Licensed Territory.

3.2   Said license is Exclusive, including the right to sublicense pursuant to
      Article 13, in the Licensed Field of Use for a term commencing as of Effective Date and ending, on a country-by-country basis, 12 years from the date of first commercial sale of a Licensed Product(s) by LICENSEE or sublicensee(s) in such country; LICENSEE agrees to promptly inform STANFORD in writing of the date of first commercial sale. If three months prior to the expiration of the Exclusive term, LICENSEE can demonstrate to STANFORD that it has and will continue to effectively exploit the Inventions and Licensed Patents under this Agreement, then the term of the Exclusive rights granted may be extended, such extension not to be unreasonably withheld by STANFORD. Upon expiration of the Exclusive term of the license, the license shall be nonexclusive until expiration of the last to expire of Licensed Patent(s).

3.3 Although STANFORD cannot license at third party under the Licensed Patent(s) in the Licensed Field of Use during the exclusive term of the Agreement, STANFORD may enter into a third party collaboration, which includes Technology or Licensed Materials. If Stanford enters into a third party collaboration which includes Technology or Licensed Materials, the Exclusive license to Technology or Licensed Materials will automatically become non-exclusive ("Non-exclusive Materials Period").

3.4 STANFORD shall have the right to practice the Invention(s) and use the Technology and Licensed Materials for its own bona fide research purposes. Any Licensed Materials that are to be transferred to third party academic or not-for-profit research institutions shall be transferred by LICENSEE under an MTA. During the Non-exclusive Materials Period, Stanford has the right to transfer Licensed Materials independently. STANFORD shall have the right to publish any information included in Technology and Licensed Patent(s).

4.    GOVERNMENT RIGHTS

This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be "manufactured substantially in the United States," and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to Invention(s).

5.    DILIGENCE

5.1 As an inducement to STANFORD to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). Unless LICENSEE has a Licensed Product(s) available for commercial sale prior to[**], LICENSEE agrees that STANFORD may convert this Agreement to a non-exclusive

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      license Agreement. In addition, LICENSEE agrees to meet the milestones set forth in Exhibit C. If LICENSEE in good faith fails to meet a milestone set forth in Exhibit C, then LICENSEE shall have a six month period of time to reestablish diligence towards its objectives, and if LICENSEE reestablishes diligence towards its objectives during this six month period, any prior lack of diligence will be deemed cured. Anytime after [**] years from the Effective Date, STANFORD may terminate this Agreement if LICENSEE or a sublicensee(s) has not sold Licensed Product(s) for a period of one (1) year and is not demonstrably engaged in a research, development, manufacturing, marketing or licensing program, as appropriate, directed toward the development and commercialization of the licensed subject matter.

5.2 Progress Report - On or before September 1 of each year until LICENSEE markets a Licensed Product(s), LICENSEE shall make a written annual report to STANFORD covering the preceding year ending June 30, regarding the progress of LICENSEE toward commercial use of Licensed Product(s). Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the U.S. Government and for STANFORD to ascertain progress by LICENSEE toward meeting the diligence requirements of this Article 5.

6.    ROYALTIES

6.1 LICENSEE agrees to pay to STANFORD a noncreditable, nonrefundable license issue royalty of [**] upon signing this Agreement.

6.2 Beginning October 1, 1999 and each October 1 thereafter, LICENSEE also shall pay to STANFORD the following yearly royalty:

            Anniversaries 1-5                   $[**]
            Anniversaries 6 and thereafter      $[**]

      Upon initiation of Phase III clinical trials, annual payments stop until first commercial sale of Licensed Product for which royalties are due hereunder. They resume at the level of 1/3 the previous year's royalties or $[**], whichever is greater ("Commercial Yearly Royalties") with the exception of the following: If all of the Licensed Products being commercially sold fall under Section 2.3 (c) and not Sections 2.3 (a) or
      (b), then the yearly royalties due under this section shall resume at 1/5 of such Commercial Yearly Royalties ("'Reduced Yearly Royalties"). If this Agreement enters the Nonexclusive Materials Period, LICENSEE is no longer responsible for paying Reduced Yearly Royalties. If this Agreement becomes non-exclusive, the yearly royalty shall be reduced to an amount equal to 1/n times the yearly royalty in this Section 6.2 owed during the Exclusive period of the Agreement where n equals the number of licensees in the Licensed Field of Use of the Licensed Patents, Technology or Licensed Materials. The first 5 annual payments are nonrefundable and noncreditable. If an IND has been filed by the 6th anniversary, all future yearly royalty payments are nonrefundable, but are creditable against earned royalties to the extent provided in Paragraph 6.5. If no IND has been filed, the future yearly royalty payment is nonrefundable and noncreditable until an IND has been filed.

6.3 In addition, LICENSEE shall pay STANFORD earned royalties on Net Sales during the Exclusive period of the Agreement as follows:
      Royalties on Net Sales by LICENSEE:

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

            (a) If manufacture, use or sale of Licensed Product is covered by a valid composition of matter claim of an issued unexpired Licensed Patent in the country in which it is made, used or sold : [**]%

            (b) If the manufacture, use or sale of Licensed Product is not covered by a valid composition of matter claim of an issued, unexpired Licensed Patent in the country in which it is made, used or sold, but the manufacture, use or sale of Licensed Product is covered by a valid claim of Licensed Patents in the country in which it is made, used or sold according to the following schedule:

                        On Net Sales up to $[**]                        [**]%
                        On Net Sales of $[**] to $[**]                  [**]%
                        On Net Sales of $[**] to $[**]                  [**]%
                        On Net Sales over $[**]                         [**]%

            (c) If the manufacture, use or sale of Licensed Product is not covered by a valid composition of matter claim of an issued, unexpired Licensed Patent or a valid claim of Licensed Patents in the country in which it is made, used or sold, but the Licensed Product incorporates Technology or Licensed Materials and is not included in a third party collaboration, according to the following schedule:

                        On Net Sales up to $[**]                        [**]%
                        On Net Sales of $[**] to $[**]                  [**]%
                        On Net Sales over $[**]                         [**]%

            The royalty will be applied to the sales in the particular range and not applied to the entire amount should the sales level reach that level. If this Agreement becomes non-exclusive, the earned royalty shall be reduced to an amount equal to 1/n times the earned royalty in this Section 6.3 (a) and 6.3(b) owed during the Exclusive period of the Agreement where n equals the number of licensees in the Licensed Field of Use of the Licensed Patent. If this Agreement enters the Non-exclusive Materials Period, no earned royalties under 6.3(c) will be owed.

6.4 LICENSEE also agrees to make the following milestone payments for the first Licensed Product to attain such a milestone:

                  Upon IND Filing:                                      $[**]
                  Upon Initiation of Phase III Human Clinical Trials    $[**]
                  Upon Filing of an NDA (or equivalent) in US:          $[**]
                  Upon Approval of an NDA (or equivalent) in US:        $[**];

      provided, however, that if the first Licensed Product for which the milestone is obtained falls under Section 2.3 (c) and not Sections 2.3 (a) or (b), then the milestone payments to be made hereunder shall be at 1/5 of the milestones payments set forth in this Section 6.4 unless the Agreement has entered the Non-exclusive Materials Period, in which case no milestone payment will be due. If a subsequent Licensed Product attains a milestone set forth in this Section 6.4 and such Licensed Product falls under Sections 2.3 (a) or (b), then LICENSEE agrees to pay STANFORD the difference between the milestone payments set forth in this Section 6.4 and the amount which has been previously paid by LICENSEE . Said milestone payments are nonrefundable, but they are creditable against earned royalties in the manner set forth in Section 6.5.

6.5 Creditable payments under Sections 6.2 and 6.4 of this Agreement shall be an offset to LICENSEE against up to fifty percent (50%) of each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 6.3 until the entire credit is exhausted.

6.6 If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE shall be obligated to pay royalties hereunder until the latter of:

            (a) If the Licensed Product is covered by a claim of a Licensed Patent that has not issued, for a period of five years from the date the claim has been pending in the country in which the Licensed Product is made, used or sold; or

            (b) For so long as LICENSEE, by its activities would, but for the license granted herein, infringe a valid claim of an issued, unexpired Licensed Patent(s) of STANFORD covering said activity. LICENSEE shall be obligated to pay royalties on all Licensed Product(s) that are either sold or produced during the term of this Agreement under the license granted in
                  Article 3, regardless of whether such Licensed Product(s) are produced prior to the Effective Date of this Agreement or sold after the expiration of the Licensed Patent(s).

6.7 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD. In the event that LICENSEE is required to withhold taxes imposed upon STANFORD for any payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of a foreign country in which Licensed Products are sold, then such payments will be made by LICENSEE without deduction from the payment due STANFORD. STANFORD shall assist LICENSEE as reasonably requested by LICENSEE and at LICENSEE's expense, in recovering such taxes to the extent possible under applicable tax laws and treaties.

6.8 Within forty-five (45) days after receipt of a statement from STANFORD, LICENSEE shall reimburse STANFORD for all costs incurred by STANFORD, prior to the Effective Date which shall not exceed $24,000, in connection with the preparation, filing, and prosecution of all patent applications and maintenance of patents corresponding to the Invention. After the Effective Date, and during the Exclusive term of the license, LICENSEE will be responsible for the filing, prosecution and maintenance of the Licensed Patent(s) and the costs incurred by LICENSEE related to such filing, prosecution and maintenance. Licensee may use patent counsel of its own choosing, reasonably acceptable to STANFORD, provided that STANFORD shall be kept informed of and shall receive copies of all documentation and substantive actions pertaining to the filing, prosecution and maintenance of Licensed Patent(s). STANFORD shall have reasonable opportunities to participate in decision making and LICENSEE will use diligent efforts to incorporate Stanford's reasonable suggestions. If LICENSEE elects not to continue to seek or maintain patent protection on any Licensed Patent in any country during the Exclusive term of the license, STANFORD shall have the right, at its expense, to procure, maintain and enforce in any country such Licensed Patent(s) and LICENSEE shall have no further rights under the Licensed Patent(s) in such country.

6.9 Only one royalty is due on each Licensed Product sold by LICENSEE regardless of whether its manufacture, use or sale are or shall be covered by more than one patent or patent application included in Licensed Patent
      (s) licensed under this Agreement, and no further royalties will be due for use of such Licensed Product by LICENSEES customers.

7.    ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

7.1 Quarterly Earned Royalty Payment and Report - Beginning with the first sale of a Licensed Product(s), LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within forty-five (45) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.3 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

7.2   LICENSEE also agrees to make a written report to STANFORD within ninety
      (90) days after the expiration of the license pursuant to Section 3.2. LICENSEE shall continue to make reports pursuant to the provisions of this
      Section 7.2 concerning royalties payable in accordance with Section 6.6(b) in connection with the sale of Licensed Product(s) after expiration of the license, until such time as all such Licensed Product(s) produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay STANFORD all applicable royalties.

7.3 Accounting - LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by an independent certified public accountant selected by STANFORD from time to time to the extent necessary to verify reports provided for in Paragraph 7.1 and 7.2. Such examination. is to be made by STANFORD or its designee, at the expense of STANFORD, except in the event that the results of the audit reveal an underreporting of royalties due STANFORD of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

8.    NEGATION OF WARRANTIES

8.1 To the best of STANFORDS OTL's knowledge, STANFORD is the sole owner of U.S. patent application Serial No. 965, 903 filed 11/7/97 and U.S. provisional patent application Serial No. 60/030,232 filed 11/7/96.

8.2   Nothing in this Agreement is or shall be construed as:

            (a) A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

            (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; however, STANFORD does represent that it has not received notice of any assertion that any of the patents/patent applications or subject inventions infringe upon any third party's know-how, patent or other intellectual property rights as of the Effective Date;

            (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12; or

            (d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s).

8.3 Except as expressly set forth in this Agreement, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.4 LICENSEE agrees that nothing in this Agreement grants LICENSEE any express or implied license or right under or to U.S. Patent 4,656,134 'Amplification of Eucaryotic Genes' or any patent application corresponding thereto.

9.    INDEMNITY

9.1 LICENSEE agrees to indemnify, hold harmless, and defend STANFORD, UCSF-Stanford Health Care and Stanford Health Services and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), Licensed Product(s), or Technology by LICENSEE or sublicensee(s), except if such claims are due to the gross negligence of willful acts of STANFORD. STANFORD agrees to promptly notify LICENSEE in writing of any such claim and LICENSEE shall manage and control, at its own expense, the defense of such claim and its settlement, utilizing attorney's reasonably acceptable to STANFORD. LICENSEE agrees not to settle any such claim against STANFORD without STANFORD's, written consent where such settlement would include any admission of liability on the part of STANFORD, where the settlement would impose any restriction on the conduct by STANFORD of any of its activities, or where the settlement would not include an unconditional release of STANFORD from all liability for claims that are the subject matter of such claim. STANFORD shall not settle any claim covered by the indemnity without the prior written consent of LICENSEE which consent shall not be unreasonably withheld or delayed. This section 9.1 will survive termination of this Agreement.

9.2 STANFORD shall not be liable for any indirect, special, consequential or other damages whatsoever, unless due to the gross negligence or willful misconduct of STANFORD.

      STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products(s).

9.3 LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.4 In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE. Upon initiation of clinical trials of the Licensed Product such insurance shall provide minimum limits of liability of $5 Million and shall include STANFORD, UCSF-Stanford Health Care, Stanford Health Services, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement up to a limit of seven years after the product is no longer sold and should be placed with carriers with ratings of at least A- as rated by A.M. Best. At Stanford's request, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD. LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD, UCSF-Stanford Health Care, and Stanford Health Services shall be excess and noncontributory.

10.   MARKING

Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

11.   STANFORD NAMES AND MARKS

LICENSEE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD, Stanford Health Services or UCSF-Stanford Health Care, or that is associated with any of them, Without STANFORD's prior written consent, which shall not be unreasonably withheld.

12.   INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

12.1 LICENSEE and STANFORD shall promptly inform the other party of any suspected infringement of any Licensed Patent(s) by a third party. During the Exclusive period of this Agreement, STANFORD and LICENSEE each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:

            (a) Within 30 days of notification, if STANFORD and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. LICENSEE and STANFORD shall agree to the manner in which they shall exercise control over such action. Each party may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by such party.;

            (b) If STANFORD and LICENSEE do not institute suit jointly within 30 days of notification as set forth in 12.1(a), LICENSEE shall be empowered to bring suit in its own name to enjoin such infringement. LICENSEE shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement. However, any recovery in excess of litigation costs will be considered Net Sales, and LICENSEE will pay STANFORD royalties as indicated in Section 6.3. STANFORD shall provide reasonable assistance, at LICENSEE"s cost, to LICENSEE in the prosecution of any such suit brought by LICENSEE.

            (c) In the event that LICENSEE does not terminate such infringement or initiate steps to do so within six months of learning of such infringement, STANFORD may bring suit against infringer at its sole expense and shall be entitled to retain the entire amount of any recovery or settlement. LICENSEE will give reasonable assistance to STANFORD in the prosecution of any such suit brought by STANFORD.

12.2 Should either STANFORD or LICENSEE commence a suit under the provisions of Paragraph 12.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and LICENSEE.

13.   SUBLICENSE(S)

13.1 LICENSEE may grant sublicense(s) to Licensed Patents, Technology and/or Licensed Materials during the term of this Agreement.

13.2 If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee(s), LICENSEE will, at STANFORD's request, negotiate in good faith a sublicense(s) hereunder. Bona fide business concerns of LICENSEE will be considered in any good faith negotiations for a sublicense under this Agreement.

13.3 Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

            (a) Sublicense terms and conditions shall reflect that any sublicensee(s) may further sublicense any rights under Licensed Patents, Technology or Materials only as: (a) needed or implied in the course of distribution, installation or performance of service as required for the sale to an end-user of Licensed Products or Licensed Materials, or (b) not specifically rejected in writing by STANFORD within thirty
                  (30) days of written notification of subsublicensee by LICENSEE, any such rejection not being unreasonably made by STANFORD; and

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

            (b) The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement. Any such sublicense(s) also shall expressly include the provisions of Articles 7, 8, and 9 for the benefit of STANFORD and provide, at LICENSEE'S option, for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

13.4 LICENSEE agrees to provide STANFORD in confidence with a copy of the relevant portions of any sublicense granted pursuant to this Article 13.

13.5 LICENSEE will pay to STANFORD [**] of all upfront payments received from a sublicensee in consideration for the sublicensing of Licensed Patents as well as [**] of any royalties, fees or other amounts received by LICENSEE as a result of the sublicensee's sale of Licensed Products, excluding but not limited to equity payments, milestone payments, amounts paid to fund research and development activities conducted by LICENSEE, and reimbursement of patent costs. If LICENSEE is required to pay royalties to an additional party, STANFORD agrees in good faith to consider a reduction in royalties under this section by LICENSEE.

14.   TERMINATION

14.1 LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

14.2 Subject to Section 5.1 of this Agreement, STANFORD may terminate this Agreement if LICENSEE:

            (a)   Is in default in payment of royalty or providing of reports;

            (b)   Is in material breach of any provision hereof; or

            (c)   Provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by STANFORD.

14.3  Surviving any termination or expiration are:

            (a)   LICENSEE's obligation to pay royalties accrued or accruable;

            (b) Any cause of action or claim of LICENSEE or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

            (c) The provisions of Section 6-6(b), Articles 7, 8, and 9 and any other provisions that by their nature are intended to survive.

15.   ASSIGNMENT

This Agreement may not be assigned except that LICENSEE may assign this Agreement to a party which acquires all or substantially all of that portion of LICENSEE's business to which this Agreement pertains, whether by merger, sale of assets or otherwise.

16.   ARBITRATION

16.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

16.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) days of such arbitration request. Judgement upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

16.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

17.   NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

      To STANFORD:
                     Office of Technology Licensing
                     Stanford University
                     900 Welch Road, Suite 350
                     Palo Alto, CA 94304-1850
                     Attention: Director

      To LICENSEE:
                     Ontogeny, Inc.
                     45 Moulton Street
                     Cambridge, MA 02138
                     Attention: President and CEO

Either party may change its address upon written notice to the other party.

18.   WAIVER

None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

19.   APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

20.   CONFIDENTIALITY

STANFORD agrees that reasonable effort shall be used to maintain the confidentiality of reports or documents received from LICENSEE by STANFORD pursuant to this Agreement, provided that such reports or documents are marked as confidential.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND
STANFORD JUNIOR UNIVERSITY

      Signature    /s/ Katharine Ku
                 -------------------------------------
      Name         Katharine Ku
                 -------------------------------------
      Title        Director
                 -------------------------------------
      Date         11/10/98
                 -------------------------------------


ONTOGENY, INC.

      Signature    /s/ Raul Rodriguez
                 -------------------------------------
      Name         Raul Rodriguez
                 -------------------------------------
      Title        Vice President Business Development
                 -------------------------------------
      Date         11/30/98
                 -------------------------------------

                                    EXHIBIT A
                               LICENSED MATERIALS

None as of the Effective Date

                                    EXHIBIT B
                                   TECHNOLOGY

                                    EXHIBIT C

                              DILIGENCE MILESTONES

1.     Observations and Reagents

       a.  Complete full length cDNA cloning and                Q4,1999
       sequencing of sprouty genes

       b.  Search for new sprouty genes in mouse and            Q4, 1999
       human genomes

       c.  Attempt to generate antibodies to sprouty            Q4, 1999
       proteins

2.     Conduct expression experiments in tumor
       tissues and in developing and adult organ
       systems                                                  Q4, 2000

3.     Conduct mechanism of action studies including
       establishing FGF-based cell culture assays               Q4,2001

4.     Using functional assays define appropriate
       screens to find small molecules, antibodies or
       other proteins which interact with the sprouty
       pathway                                                  Q4, 2003

5.     Define clinical candidate                                Q4, 2005

6.     File IND or other initial regulatory filing              Q4, 2007

STANFORD and LICENSEE agree to discuss potential updates to the above milestones if indicated.


                                     - 17 -